UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM U-13-60

                                  ANNUAL REPORT


                                 FOR THE PERIOD

       Beginning    January 1, 2002    and Ending    December 31, 2002
                ----------------------            ------------------------
                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                             Ameren Services Company
--------------------------------------------------------------------------------
                        (Exact Name of Reporting Company)


A                            Subsidiary                         Service Company
  --------------------------------------------------------------
                        ("Mutual" or "Subsidiary")

Date of Incorporation  November 4, 1997
                      -------------------

If not Incorporated, Date of Organization
                                            ------------------

State or Sovereign Power under which Incorporated or Organized      Missouri
                                                                    --------

Location of Principal Executive Offices of Reporting Company

       1901 Chouteau Avenue, St. Louis, MO  63103
       ------------------------------------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                      Vice President
Martin J. Lyons, Jr.  and Controller   1901 Chouteau Avenue, St. Louis, MO 63103
--------------------------------------------------------------------------------
                (Name)(Title)                           (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                               Ameren Corporation
--------------------------------------------------------------------------------



                                  1 of 29 pages

                              2 of 29 pages(Blank)

                      INSTRUCTIONS FOR USE OF FORM U-13-60

 1.  Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

 2.  Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

 3.  Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

 4.  Report Format.
     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

 5.  Money Amounts Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (SS210.3-01(b)).

 6.  Deficits Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, SS210.3-01(c))

 7.  Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

 8.  Definitions.
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

 9.  Organization Chart.
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation.
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual Statement of Compensation for Use of Capital Billed.
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                                  3 of 29 pages


                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                                                              Schedule or        Page
                               Description of Schedules and Accounts                         Account Number     Number
Comparative Balance Sheet ....................................................................Schedule I           5
Service Company Property .....................................................................Schedule II          7
Accumulated Provision for Depreciation and Amortization of Service Company Property ..........Schedule III         8
Investments ..................................................................................Schedule IV          9
Accounts Receivable from Associate Companies .................................................Schedule V           9
Fuel Stock Expenses Undistributed ............................................................Schedule VI          10
Stores Expense Undistributed .................................................................Schedule VII         10
Miscellaneous Current and Accrued Assets .....................................................Schedule VIII        11
Miscellaneous Deferred Debits ................................................................Schedule IX          11
Research, Development, or Demonstration Expenditures .........................................Schedule X           11
Proprietary Capital ..........................................................................Schedule XI          12
Long-Term Debt ...............................................................................Schedule XII         13
Current and Accrued Liabilities ..............................................................Schedule XIII        14
Notes to Financial Statements ................................................................Schedule XIV         15
Comparative Income Statement .................................................................Schedule XV          16
Analysis of Billing - Associate Companies ....................................................Account 457          17
Analysis of Billing - Nonassociate Companies .................................................Account 458          18
Analysis of Charges for Service - Associate and Nonassociate Companies .......................Schedule XVI         19
Schedule of Expense of Department or Service Function ........................................Schedule XVII        20
Departmental Analysis of Salaries ............................................................Account 920          21
Outside Services Employed ....................................................................Account 923          22
Employee Pensions and Benefits ...............................................................Account 926          23
General Advertising Expenses .................................................................Account 930.1        23
Miscellaneous General Expenses ...............................................................Account 930.2        24
Rents ........................................................................................Account 931          24
Taxes Other Than Income Taxes ................................................................Account 408          25
Donations ....................................................................................Account 426.1        25
Other Deductions .............................................................................Account 426.5        26
Notes to Statement of Income .................................................................Schedule XVIII       27

                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                                                                   Page
                        Description of Reports or Statements                                                      Number

Organization Chart .............................................................................................. 29A-29B
Methods of Allocation ........................................................................................... 29C
Annual Statement of Compensation for Use of Capital Billed ...................................................... 29


                                  4 of 29 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                     Schedule I - Comparative Balance Sheet

                                 (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

------------------------------------------------------------------------------------------------------
Account                 Assets and Other Debits                                     As of December 31
------------------------------------------------------------------------------------------------------
                                                                                  Current       Prior
                                                                                ----------------------
             Service Company Property
      101   Service company property (Schedule II)                              $ 139,647    $  79,217
      107   Construction work in progress (Schedule II)                            14,341       34,353
                                                                                ----------------------
            Total Property                                                        153,988      113,570
                                                                                ----------------------

      108   Less accumulated provision for depreciation and amortization
            of service company property (Schedule III)                             37,704       20,939
                                                                                ----------------------
            Net Service Company Property                                          116,284       92,631
                                                                                ----------------------
            Investments

      123   Investments in associate companies (Schedule IV)                            -            -
      124   Other Investments (Schedule IV)                                             -            -
      126   Other Special Funds                                                     4,006        4,412
                                                                                ----------------------
            Total Investments                                                       4,006        4,412
                                                                                ----------------------
            Current and Accrued Assets

      131   Cash                                                                      282        2,616
      134   Special deposits                                                            -            -
      135   Working funds                                                             282          286
      136   Temporary cash investments (Schedule IV)                                    -            -
      143   Accounts receivable                                                    33,383       24,672
      145   Notes receivable                                                      329,970      413,470
      146   Accounts receivable from associate companies (Schedule V)              99,675       76,407
      152   Fuel stock expenses undistributed (Schedule VI)                             -            -
      154   Materials and supplies                                                      -            -
      163   Stores expense undistributed (Schedule VII)                               (56)         (29)
      165   Prepayments                                                                 -           41
      174   Miscellaneous current and accrued assets (Schedule VIII)                    -            -
                                                                                ----------------------
            Total Current and Accrued Assets                                      463,536      517,463
                                                                                ----------------------
            Deferred Debits

      181   Unamortized debt expense                                                    -            -
      184   Clearing accounts                                                          94           19
      186   Miscellaneous deferred debits (Schedule IX)                             1,404          849
      188   Research, development, or demonstration expenditures (Schedule X)           -            -
      190   Accumulated deferred income taxes                                           -            -
                                                                                ----------------------
            Total Deferred Debits                                                   1,498          868
                                                                                ----------------------
                                                                                ----------------------
          TOTAL ASSETS AND OTHER DEBITS                                         $ 585,324    $ 615,374
                                                                                ======================


                                 5 of 29 pages

                                             ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                              Schedule I - Comparative Balance Sheet

                                                          (In Thousands)

------------------------------------------------------------------------------------------------------
AccountL        Account Liabilities and Proprietary Capital                         As of December 31
------------------------------------------------------------------------------------------------------
                                                                                  Current       Prior
                                                                                ----------------------
             Proprietary Capital
      201   Common stock issued (Schedule XI)                                   $      -      $     -
      211   Miscellaneous paid-in-capital (Schedule XI)                           16,232       16,232
      215   Appropriated retained earnings (Schedule XI)                               -            -
      216   Unappropriated retained earnings (Schedule XI)                             -            -
      219   Accumulated other comprehensive income                               (20,263)           -
                                                                                ---------------------
            Total Proprietary Capital                                             (4,031)      16,232
                                                                                ---------------------
            Long-Term Debt

      223   Advances from associate companies (Schedule XII)                           -            -
      224   Other long-term debt (Schedule XII)                                        -            -
      225   Unamortized premium on long-term debt                                      -            -
      226   Unamortized discount on long-term debt-debit                               -            -
                                                                                ---------------------
            Total Long-Term Debt                                                       -            -
                                                                                ---------------------
            Current and Accrued Liabilities

      228   Injuries and Damages                                                   2,636          (76)
      232   Accounts payable                                                      22,965       38,560
      233   Notes payable to associate companies (Schedule XIII)                 451,520      521,430
      234   Accounts payable to associate companies (Schedule XIII)               14,018       (7,955)
      235   Customer Deposits                                                      8,359       19,213
      236   Taxes accrued                                                         (2,190)          89
      238   Dividends declared                                                         -            -
      241   Tax collections payable                                                  (26)         192
      242   Miscellaneous current and accrued liabilities (Schedule XIII)         10,072        7,889
                                                                                ---------------------
            Total Current and Accrued Liabilities                                507,354      579,342
                                                                                ---------------------
            Deferred Credits

      253   Other deferred credits                                                92,540       19,800
      255   Accumulated deferred investment tax credits                                             -
                                                                                ---------------------
            Total Deferred Credits                                                92,540       19,800
                                                                                ---------------------
      282   Accumulated Deferred Income Taxes                                    (10,539)           -

                                                                                ---------------------
            TOTAL LIABILITIES AND PROPRIETARY CAPITAL                            585,324    $ 615,374
                                                                                =====================


                                  6 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                     Schedule II - Service Company Property

                                 (In Thousands)

----------------------------------------------------------------------------------------------------------
                                             Balance at                 Retirements               Balance
                                             Beginning                     or        Other        at Close
               Description                    of Year       Additions     Sales      Changes <F1> of Year
----------------------------------------------------------------------------------------------------------
Service Company Property
Account
  303   Miscellaneous Intangible Plant          53,971      $ 55,690         -              -     $109,661
  391   Office Furniture and Equipment<F2>   $  25,051         4,874     $ 277              -       29,648
  397   Communication Equipment                    195           143         -              -          338


                                             -------------------------------------------------------------
                            SUB-TOTAL           79,217        60,707       277              -      139,647
                                             -------------------------------------------------------------
  107   Construction Work in Progress<F3>       34,353        26,093         -        (46,105)      14,341
                                             -------------------------------------------------------------
                                TOTAL        $ 113,570      $ 86,800     $ 277       $(46,105)   $ 153,988
                                             =============================================================

<F1> Provide an explanation of those changes considered  material:  Construction work in progress transferred in service.

<F2> Subaccounts  are required for each class of  equipment  owned.  The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

-----------------------------------------------------------------------------------------------------------
                                                                                                Balance at
                        Subaccount Description                                     Additions  Close of Year
-----------------------------------------------------------------------------------------------------------
Office Furniture and Equipment (391)
            Main Frame Computer                                                      $     829    $  10,606
            Reproduction Equipment                                                         113          621
            Personal Computer                                                            3,246       17,050
            Computer Assisted Drafting                                                     656        1,248
            Computer Hardware                                                               30          123
                                                                                ---------------------------
                                                                 TOTAL                 $ 4,874     $ 29,648
--------------------------------------------------------------------------------===========================

<F3> Describe  construction  work in progress:  Installations  for CSS (Customer
     Service System), E Procurement, and personal computers.


                                  7 of 29 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

 Schedule III - Accumulated Provision for Depreciation and Amortization of Service Company Property

                                 (In Thousands)
--------------------------------------------------------------------------------------------------------------
                                               Balance at    Additions                   Other        Balance
                                               Beginning     Charged to                Changes Add    at Close
                        Description            of Year      Account 403  Retirements   (Deduct)<F1>    of Year
--------------------------------------------------------------------------------------------------------------
Account
  303   Miscellaneous Intangible Plant         $21,270      $16,171           -            -         $37,441
  391   Office Furniture and Equipment            (386)         851         277           13             201
  397   Communication Equipment                     55            7           -            -              62
                                               -------------------------------------------------------------
                                 TOTAL         $20,939      $17,029        $277          $13         $37,704
                                               =============================================================

<F1> Provide an explanation of those changes considered material: N/A

                                  8 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                            Schedule IV - Investments

                                 (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under  Account  136,   "Temporary  Cash   Investments,"   list  each  investment
separately.
--------------------------------------------------------------------------------
                                                  Balance at        Balance at
                 Description                  Beginning of Year   Close of Year
--------------------------------------------------------------------------------

Account 136 - Temporary Cash Investments -
 Money Pool                                        $0                 $0
                                              ----------------------------------
                                     TOTAL         $0                 $0
----------------------------------------------==================================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

            Schedule V - Accounts Receivable from Associate Companies

                                 (In Thousands)

Instructions:
Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------
                                                  Balance at         Balance at
                 Description                  Beginning of Year    Close of Year
--------------------------------------------------------------------------------

Account 146 - Accounts Receivable from
 Associate Companies                             $76,407            $99,675

                                             -----------------------------------
                                     TOTAL       $76,407            $99,675
                                             ===================================

                                                                       Total
                                                                     Payments
                                                             -------------------
Analysis of Convenience or Accommodation Payments:
See page 9-A                                                          3,848
                                                             -------------------
                                          TOTAL PAYMENTS             $3,848
                                                             ===================

                                  9 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

            Schedule V - Accounts Receivable from Associate Companies

                                 (In Thousands)

--------------------------------------------------------------------------------
                                                     Balance at     Balance at
                           Description           Beginning of Year Close of Year
--------------------------------------------------------------------------------

Account 146 - Accounts Receivable from Associate
 Companies

Ameren Corporation                                   $     0       $     0
Ameren Energy Communications                             363           740
CIPSCO Investment Company                                 46           169
AmerenEnergy Fuels & Services                            155         1,296
Electric Energy Inc.                                     230            63
AmerenEnergy Inc.                                          -         4,338
Ameren ERC                                               124           302
Union Electric Company                                47,670        61,692
Central Illinois Public Service Company               18,401        24,324
Ameren Development Company                                 9            26
AmerenEnergy Resources Company                            27           235
AmerenEnergy Development Company                       1,871         1,624
AmerenEnergy Marketing Company                         1,941           298
Illinois Materials Supply Company                        173           110
AmerenEnergy Generating Company                        5,397         4,458

                                                     ---------------------------
                                             TOTAL   $76,407       $99,675
                                                     ===========================

                                                     ---------------------------
                                                      Bulk Power    Other
                                                       Payments    Payments
                                                     ---------------------------
Analysis of Convenience or Accommodation Payments:

Union Electric Company                                             $2,717
Central Illinois Public Service Company                               206
Electric Energy Inc.                                                  105
AmerenEnergy Generating Company                                       820
                                                     ---------------------------
                                                          $0       $3,848
                                                     ===========================
                                      9 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Schedule VI - Fuel Stock Expenses Undistributed

                                 (In Thousands)

Instructions:
Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.
--------------------------------------------------------------------------------
              Description                           Labor   Expenses    Total
--------------------------------------------------------------------------------

Account 152 - Fuel Stock Expenses Undistributed       0        0         0


                                                    ----------------------------
                                       TOTAL          0        0         0
                                                    ============================

--------------------------------------------------------------------------------
Summary:





                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                   Schedule VII - Stores Expense Undistributed

                                 (In Thousands)

Instructions:
Report the amount of labor and expenses  incurred with respect to stores expense during the year and indicate amount attributable to each associate company.
------------------------------------------------------------------------------------------------
              Description                          Beg. Balance     Labor     Expenses     Total
------------------------------------------------------------------------------------------------
Account 163 - Stores Expense Undistributed           $(29)          $2,089     $(2,116)    $(56)


                                                ------------------------------------------------
                                       TOTAL         $(29)          $2,089     $(2,116)    $(56)
                                                ================================================



                                 10 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

            Schedule VIII - Miscellaneous Current and Accrued Assets

                                 (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.
--------------------------------------------------------------------------------
                                                  Balance at         Balance at
              Description                      Beginning of Year   Close of Year
--------------------------------------------------------------------------------

Account 174 - Miscellaneous Current and
      Accrued Assets:
   Unbilled expenses and other receivables          $0                  $0

                                               ---------------------------------
                                   TOTAL            $0                  $0
                                               =================================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                   Schedule IX - Miscellaneous Deferred Debits

                                 (In Thousands)

Instructions:
Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.
--------------------------------------------------------------------------------
                                                  Balance at         Balance at
              Description                      Beginning of Year   Close of Year
--------------------------------------------------------------------------------

Account 186 - Miscellaneous Deferred Debits:
  Billings to Outside Clients                     $817              $1,363
  Midwest ISO                                       32                  41

                                               ---------------------------------
                                   TOTAL          $849              $1,404
                                               =================================


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

        Schedule X - Research, Development or Demonstration Expenditures

                                 (In Thousands)

Instructions.
Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.
--------------------------------------------------------------------------------
              Description                                              Amount
--------------------------------------------------------------------------------

Account 188 - Research, Development, or Demonstration Expenditures        0


                                                                      ----------
                                                           TOTAL          0
                                                                      ==========

                                 11 of 29 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                        Schedule XI - Proprietary Capital

------------------------------------------------------------------------------------------------------
                                         Number of Shares  Par or Stated  Outstanding Close of Period
                                                                          ----------------------------
Account Number      Class of Stock        Authorized     Value Per Share  No. of Shares   Total Amount
------------------------------------------------------------------------------------------------------
201                 Common Stock Issued      30,000          $0.01          1,000             $10
------------------------------------------------------------------------------------------------------


Instructions:
Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.
--------------------------------------------------------------------------------
                Description                                             Amount
--------------------------------------------------------------------------------

Account 211 - Miscellaneous Paid-in Capital                           $ 16,232
Account 215 - Appropriated Retained Earnings                                 -
Account 219 - Accumulated Other Comprehensive Income                   (20,263)

--------------------------------------------------------------------------------
                                                             TOTAL    $ (4,031)
                                                                      ----------


Instructions:
Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing associates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

---------------------------------------------------------------------------------------------------------------------
                                                      Balance at        Net Income      Dividends      Balance at
                Description                        Beginning of Year     -or (loss)       Paid       Close of Year
---------------------------------------------------------------------------------------------------------------------

Account 216 - Unappropriated Retained Earnings            0                 0               0               0

                                                  -------------------------------------------------------------------
                                            TOTAL         0                 0               0               0
                                                  ===================================================================



                                 12 of 29 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                          Schedule XII - Long-Term Debt

                                 (In Thousands)

Instructions:
Advances from associate  companies should be reported separately for advances on notes,  and advances on open account.  Names of associate  companies  from which advances were  received  shall be shown under the class and series of obligation column.  For Account  224 - Other  long-term  debt  provide the name of creditor company or  organization,  terms of the obligation,  date of maturity,  interest rate, and the amount authorized and outstanding.
------------------------------------------------------------------------------------------------------------------------------------
                                  Terms of Obligation                                  Balance at                         Balance at
                                   Class & Series     Date of   Interest   Amount      Beginning                            Close
          Name of Creditor         of Obligation      Maturity   Rate     Authorized    of Year   Additions Deductions<F1>  of Year
------------------------------------------------------------------------------------------------------------------------------------
Account 223 - Advances from
                 Associate
                 Companies:                                                NONE          0           -           -             0



Account 224 - Other Long-Term
                  Debt:                                                                    $0       $0          $0            $0

                                  --------------------------------------------------------------------------------------------------
                                                                           TOTAL           $0        -           -            $0
--------------------------------------------------------------------------------====================================================

Give an explanation of Deductions:


                                 13 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Schedule XIII - Current and Accrued Liabilities

                                 (In Thousands)

Instructions:
Provide balance of notes and accounts  payable to each associate  company.  Give description and amount of miscellaneous  current and accrued liabilities.  Items less than $10,000 may be grouped, showing the number of items in each group.
--------------------------------------------------------------------------------
                                                     Balance at      Balance at
             Description                         Beginning of Year Close of Year
--------------------------------------------------------------------------------
Account 233 - Notes Payable to Associate
 Companies

Ameren Corporation                                        $397,320     $434,570
Ameren CIPS                                                 24,200       15,850
CIPSCO Investment Company                                      700            -
Union Electric Development Corporation                       2,550        1,100
Union Electric Company                                      83,760            -
Ameren Energy Marketing Company                             12,900            -
                                                          ----------------------
                                                TOTAL     $521,430     $451,520
                                                          ======================

Account 234 - Accounts Payable to Associate
 Companies

CIPSCO Investment Company                                       $0           $0
Electric Energy Inc                                          2,208        6,486
Union Electric Development Corporation                           -            8
Ameren Energy                                              (11,591)           -
Ameren Corporation                                           1,428        7,524
                                                           ---------------------
                                                TOTAL      ($7,955)     $14,018
                                                           =====================

Account 242 - Miscellaneous Current and
 Accrued Liabilities

Unclaimed Checks                                               $10          $14
Accrued Dollar More Program                                     12            -
Accrued Compensation Awards                                 (1,053)      (1,053)
Accrued Law Expenses                                           637          120
Accrued Vacation Liability                                   7,739        8,650
Dental & Optical - Management                                   27           32
General American Salary Savings Plan                            (1)           -
Major Medical - Contract Employees                              24          152
Dental & Optical - Local 1455                                    3            4
Life of America Insurance                                        2            2
Major Medical - Executive                                       18           61
General American Group Life Insurance                          (63)         (70)
Medical Cash Payments - Clearing                                63          (96)
Long Term Disability Insurance                                  27           32
Supplemental Group Life                                         12           18
Medical Insurance                                              (18)         (18)
Personal Care HMO                                                7            7
Employee Medical Plan                                           29           21
Contributions - United Fund                                     13           13
Purchase of US Saving Bonds                                     (1)           5
Wage Garnishments                                              (13)         (13)
Group Health Plan                                                1            1
United Health Care Select                                        1            1
Major Medical Premium Surplus                                  (79)         (79)
Employee Dependent Care Liability                               21           29
Dental Allowances - 1439,649,309                               (39)         (65)
Deferred Comp - Board of Directors                              63           63
Unclaimed Checks - CCMI Legal Pay Acc                          448          305
Self Insured Medical Liability                                  (1)          (1)
401(k) Contributions Payable to Trustee                          -        1,937

                                                            --------------------
                                                   TOTAL    $7,889      $10,072
                                                            ====================

                                 14 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Schedule XIV - Notes to Financial Statements

Instructions:
The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 15 - B thru 15 - C



                                     15 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                        For Year Ended December 31, 2002
                  Schedule XIV - Notes to Financial Statements

NOTE 1 - Summary of Significant Accounting Policies

Organization and Nature of Operations

     Ameren Services Company (the Company) is a wholly-owned subsidiary of Ameren Corporation (Ameren), registered under the Public Utility Holding Company Act of 1935 (PUHCA). The Company was authorized to conduct business as a service company for Ameren and its various subsidiaries by order of the Securities and Exchange Commission (SEC) dated December 30, 1997. The Company is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services. These services are priced so that the Company operates on a break-even basis.

     The Company maintains its accounts in accordance with PUHCA, as administered by the SEC, and has adopted a system of accounts consistent with that prescribed by the Federal Energy Regulatory Commission. The accounting policies of the Company conform to U.S. generally accepted accounting principles
(GAAP).

Property and Plant

     The cost of additions to, and betterments of, units of property and plant is capitalized. Cost includes labor, material, applicable taxes and overheads. Maintenance expenditures and the renewal of items not considered units of property are charged to income as incurred. When units of depreciable property are retired, the original cost and removal cost, less salvage, are charged to accumulated depreciation.

Depreciation

     Depreciation is provided over the estimated lives of the various classes of depreciable property by applying composite rates on a straight-line basis.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and temporary investments purchased with an original maturity of three months or less.

Income Taxes

     Ameren and its subsidiaries file a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the tax consequences of transactions that have been treated differently for financial reporting and tax return purposes, measured using statutory tax rates. The Company's expenses are billed to the other subsidiaries of Ameren and taxes are computed on those entities. The Company had no deferred tax assets or liabilities at December 31, 2002 and 2001.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions may affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     The carrying amounts of financial instruments on the Company' s books are a reasonable estimate of their fair value.


                                    Pg 15 - B

NOTE 2 - Common Stock

     The Company is authorized to issue 30,000 shares of common stock at a par value of one cent ($.01) per share. Ameren holds all of the Company's common stock. At December 31, 2002 and 2001, there were 1,000 shares outstanding.

NOTE 3 - Financing Arrangements

     Ameren has money pool agreements among its subsidiaries to coordinate and provide for certain short-term cash and working capital requirements. The money pools are administered by the Company (see Note 4).

     Ameren also has bank credit agreements totaling $695 million, expiring at various dates between 2003 and 2005 that support a portion of Ameren's commercial paper programs. At December 31, 2002, $445 million of the bank credit agreements were unused and available.

NOTE 4 - Related Party Transactions

     The Company has transactions in the normal course of business with other Ameren subsidiaries. These transactions are primarily comprised of services received or rendered. Intercompany receivables were approximately $100 million and $76 million, respectively, as of December 31, 2002 and 2001. Intercompany payables totaled approximately $14 million and $(8) million, respectively, as of December 31, 2002 and 2001.

     Ameren's subsidiaries have the ability to invest excess funds or borrow funds as needed from Ameren's money pools. Interest is calculated at varying rates of interest depending on the composition of internal and external funds in the money pools. Excess funds that are not borrowed by other subsidiaries are invested externally by the Company and recorded as an intercompany note payable on the Company's balance sheet. Intercompany notes payable were approximately $452 million and $521 million, respectively, as of December 31, 2002 and 2001.

NOTE 5 - Retirement Benefits

     The Ameren retirement plans cover substantially all employees of the Company. Benefits are based on the employees' years of service and compensation. The Ameren plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with the other subsidiaries of Ameren, is a participant in the Ameren plans and is responsible for its proportional share of the costs. The Company's share of the pension costs for 2002 and 2001 was $4 million and $0.9 million, respectively, of which approximately 9% was charged to construction accounts for both 2002 and 2001.

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The Ameren
Postretirement Plans cover substantially all employees of the Company. The Ameren Postretirement Plans are funded in compliance with income tax regulations and federal funding requirements. The Company, along with other subsidiaries of Ameren, is a participant in the Ameren Postretirement Plans and is responsible for its proportional share of the costs. The Company's share of the postretirement benefit costs for 2002 and 2001 was $17 million and $15 million, respectively, of which approximately 18% was charged to construction accounts for both 2002 and 2001.

NOTE 6 - Interchange Transactions

     The  Company  acts  as  an  agent  for  the   coordination  of  interchange
transactions with outside parties. Amounts related to these transactions are allocated to AmerenUE and AmerenEnergy Generating Company.





                                    Pg 15 - C


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                         Schedule XV Statement of Income

                                 (In Thousands)

-----------------------------------------------------------------------------------------
    Account               Description                           Current Year   Prior Year
-----------------------------------------------------------------------------------------
       Income
  457   Services rendered to associate companies                  $ 312,533    $ 301,842
  458   Services rendered to nonassociate companies                       -            -
  456   Other Electric Revenues                                          86          314
                                                                  ----------------------
            Total Income                                            312,619      302,156
                                                                  ----------------------
        Expense

  920   Salaries and wages                                           76,576       72,007
  921   Office Supplies and Expenses                                 21,523       18,090
  922   Administrative Expense Transferred - Credit                  (1,192)          27
  923   Outside Services Employed                                    66,608      118,212
  924   Property Insurance                                                1           11
  925   Injuries and Damages                                          1,392        1,419
  926   Employee Pensions and Benefits                               54,752          960
  928   Regulatory Commission Expense                                 1,183        1,516
  930.1 General Advertising Expenses                                    659          677
  930.2 Miscellaneous General Expenses                                5,082        4,408
  931   Rents                                                        19,197       20,783
  935   General Plant Maintenance                                     2,015        2,061
  901   Customer Accounts - Supervision                                 380          371
  902   Customer Accounts - Meter Reading                             1,274        1,614
  903   Customer Accounts - Customer Records                          8,773        7,629
  905   Customer Accounts - Miscellaneous                               223          111
  908   Customer/Information Expense - Assistance                       270          243
  909   Customer/Information Expense - Informational                    479        1,169
  910   Customer/Information Expense - Miscellaneous                    126          155
  912   Demonstration & Selling Expenses                              2,380        2,240
  913   Advertising Expense                                               -           26
  916   Miscellaneous Sales Expense                                      22           26
  500   Operation Supervision & Engineering                               6          434
  506   Steam - Miscellaneous Expenses                                1,233        1,329
  510   Steam - Maintenance Supervision & Engineering                   235          348
  514   Steam - Maintenance - Miscellaneous                               -            7
  517   Nuclear - Operation Supervision & Engineering                     6            5
  524   Nuclear - Miscellaneous Operation Expenses                      100          112
  528   Nuclear - Maintenance Supervision & Engineering                   4            5
  539   Hydro Operation - Miscellaneous Expenses                         58           62
  541   Hydro Maintenance - Supervision & Engineering                     1            -
  544   Hydro Maintenance - Supervision & Engineering                     2            -
  549   Other Power Operation - Miscellaneous                           109          211
  556   Other Power Supply Expenses - System Control & Dispatch       2,027        2,031
  557   Other Power Supply Expenses - Other                           3,171        2,966
  560   Transmission Operation - Supervision & Engineering              113          130
  561   Transmission Operation - Load Dispatch                        4,249        4,248
  566   Transmission Operation - Misc. Expenses                          23           11
  568   Transmission Maintenance - Supv. & Engineering                  692          650
                                                                   ---------------------
                                                     Subtotal       273,752      266,304





                   16 of 29 pages



                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                   Schedule XV Statement of Income (Continued)

                                 (In Thousands)

---------------------------------------------------------------------------------------------------
Account                   Description                           Current Year   Prior Year
---------------------------------------------------------------------------------------------------
       Expense (continued):
 580   Distribution Operation - Supervision & Eng                     1,307        1,978
 582   Distribution Operation - Station Expenses                         32           23
 583   Distribution Operation - Overhead Line                           517          106
 584   Distribution Operation - Underground Lines                        39           32
 585   Distribution Operation - Street Lighting                           3            -
 586   Distribution Operation - Meter Expenses                        1,084        1,012
 587   Distribution Operation - Installation Expense                    127           90
 588   Distribution Operation - Misc.                                 3,089        2,182
 590   Distribution Maintenance - Supv. & Engineering                 3,019        2,896
 592   Distribution Maintenance - Station Equipment                      21           19
 593   Distribution Maintenance - Overhead Lines                      1,257        1,132
 594   Distribution Maintenance - Underground Lines                       3            1
 596   Distribution Maintenance - Street Lighting                         3            1
 597   Distribution Maintenance - Meters                                245          166
 598   Distribution Maintenance - Misc                                   11           14
 807   Purchase Gas Expense                                               -          514
 814   Underground Storage Operation - Supv. & Engineering               44           59
 830   Underground Storage Maintenance - Supv. & Engineering             44           54
 850   Transmission Expense - Supv. & Engineering                        69           65
 851   Transmission Expense - System Cntrl/Load Dispatching              56           37
 857   Transmission Expense - Regulating Stations                       492          499
 859   Transmission Expense - Other                                     263          264
 861   Transmission Expense Maintenance - Supv. & Engineering            66           50
 870   Distribution Operation - Supervision & Engineering               565          534
 879   Distribution Operation - Customer Installations Expense           19           11
 880   Distribution Operation - Other                                   997          881
 885   Distribution Maintenance - Supv. & Engineering                     3           34
 893   Distribution Maintenance - Meters                                453          847
 403   Depreciation Expense                                             857          745
 404   Amortization Expense                                          15,487       12,832
 408   Taxes - Non Utility Income                                       525          419
 409   Taxes - Utility Income - Current                              (1,536)           -
 410   Provisions for Deferred Income Taxes                          14,540            1
 411   Deferred Income Taxes                                        (12,448)           -
 419   Interest & Dividend Income                                   (29,076)     (18,909)
 421   Gains / Losses from Property Dispositions                         67          123
 426.1 Donations                                                          6            -
 426.4 Expenditures for certain civic & political activities          2,413        1,785
 426.5 Other Deductions                                               1,500          843
 431   Other Interest Expense                                        32,704       24,512
                                                                   ---------------------
                                      Total Expense                 312,619      302,156
                                                                   ---------------------

                                                                   ---------------------
            Net Income or (Loss)                                         $0           $0
                                                                   =====================


                                      16-A


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                               Analysis of Billing

                        Associate Companies - Account 457

                                 (In Thousands)

----------------------------------------------------------------------------------------------------
                                                       Direct      Indirect   Compensation     Total
                                                       Costs        Costs      For Use        Amount
 Name of Associate Company                            Charged      Charged    of Capital      Billed
----------------------------------------------------------------------------------------------------
                                                       457-1        457-2       457-3
                                                       ---------------------------------------------
AmerenEnergy Resources Company                             $617       $108                     $725
Ameren Corporation                                        8,446      1,707                   10,153
Ameren Energy Communications                                971        178                    1,149
CIPSCO Investment Company                                   213         36                      249
Union Electric Development Corporation                       58         12                       70
AmerenEnergy Inc.                                         1,373        212                    1,585
AmerenERC                                                   404         78                      482
Union Electric Company                                  172,728     27,138                  199,866
Central Illinois Public Service Company                  63,123      9,908                   73,031
AmerenEnergy Fuels and Services Company                   2,210        376                    2,586
AmerenEnergy Development Company                            820        150                      970
AmerenEnergy Marketing Company                            1,037        166                    1,203
Illinois Materials Supply Company                           352         88                      440
Ameren Development Corporation                                6          1                        7
AmerenEnergy Generating Company                          17,314      2,703                   20,017
                                                       --------------------------------------------
                                               TOTAL   $269,672    $42,861      $0         $312,533
                                                       ============================================


                                 17 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                               Analysis of Billing

                      Nonassociate Companies - Account 458

                                 (In Thousands)



Instruction:
Provide a brief description of the services rendered to each nonassociate company:

--------------------------------------------------------------------------------------------------------------------------
                                           Direct       Indirect     Compensation                    Excess        Total
                                            Cost          Cost          For Use         Total          Or         Amount
   Name of Nonassociate Company            Charged      Charged       of Capital         Cost      Deficiency     Billed
--------------------------------------------------------------------------------------------------------------------------
                                            458-1        458-2           457-3                       458-4
                                        ----------------------------------------------------------------------------------
 None
                                        ----------------------------------------------------------------------------------
                                  TOTAL      $0            $0             $0              $0           $0           $0
                                        ==================================================================================


                                 18 of 29 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for  associate and  nonassociate  companies the total amount billed under their separate analysis of billing schedules.
------------------------------------------------------------------------------------------------------------------------------------
                                                  Associate Company Charges  Nonassociate Company Charges  Total Charges for Service
                                                ------------------------------------------------------------------------------------
                                                      Direct   Indirect           Direct Indirect       Direct   Indirect
Account       Description of Items                    Cost      Cost     Total      Cost   Cost   Total  Cost      Cost      Total
------------------------------------------------------------------------------------------------------------------------------------
920     Salaries and Wages                            $63,730   $12,846    $76,576    -      -     $0   $63,730   $12,846   $76,576
921     Office Supplies and Expenses                   18,990     2,533     21,523    -      -      -    18,990     2,533    21,523
922     Administrative Expense Transferred - Credit         -    (1,192)    (1,192)   -      -      -         -    (1,192)   (1,192)
923     Outside Services Employed                      63,573     3,035     66,608    -      -      -    63,573     3,035    66,608
924     Property Insurance                                  -         1          1    -      -      -         -         1         1
925     Injuries and Damages                            1,370        22      1,392    -      -      -     1,370        22     1,392
926     Employee Pensions and Benefits                 54,752         -     54,752    -      -      -    54,752         -    54,752
928     Regulatory Commission Expense                   1,181         2      1,183    -      -      -     1,181         2     1,183
930.1   General Advertising Expenses                      606        53        659    -      -      -       606        53       659
930.2   Miscellaneous General Expenses                  4,385       697      5,082    -      -      -     4,385       697     5,082
931     Rents                                           2,531    16,666     19,197    -      -      -     2,531    16,666    19,197
935     General Plant Maintenance                       1,782       233      2,015    -      -      -     1,782       233     2,015
901     Customer Accounts - Supervision                   376         4        380    -      -      -       376         4       380
902     Customer Accounts - Meter Reading               1,274         -      1,274    -      -      -     1,274         -     1,274
903     Customer Accounts - Customer Records            8,375       398      8,773    -      -      -     8,375       398     8,773
905     Customer Accounts - Miscellaneous                 206        17        223    -      -      -       206        17       223
908     Customer/Information Expense - Assistance         129       141        270    -      -      -       129       141       270
909     Customer/Information Expense - Informational      340       139        479    -      -      -       340       139       479
910     Customer/Information Expense - Miscellaneous        9       117        126    -      -      -         9       117       126
912     Demonstration & Selling Expenses                2,055       325      2,380    -      -      -     2,055       325     2,380
916     Miscellaneous Sales Expense                         3        19         22    -      -      -         3        19        22
500     Operation Supervision & Engineering (Eng)           6         -          6    -      -      -         6         -         6
506     Steam - Miscellaneous Expenses                  1,233         -      1,233    -      -      -     1,233         -     1,233
510     Steam - Maintenance Supervision & Eng             235         -        235    -      -      -       235         -       235
                                                      ------------------------------------------------------------------------------
                                           Subtotal   227,141    36,056    263,197    -      -      -   227,141    36,056   263,197


                                 19 of 29 pages


                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for  associate and  nonassociate  companies the total amount billed under their separate analysis of billing schedules.
------------------------------------------------------------------------------------------------------------------------------------
                                                  Associate Company Charges  Nonassociate Company Charges  Total Charges for Service
                                                ------------------------------------------------------------------------------------
                                                        Direct    Indirect          Direct Indirect        Direct   Indirect
Account       Description of Items                      Cost       Cost      Total   Cost   Cost   Total    Cost      Cost    Total
------------------------------------------------------------------------------------------------------------------------------------
517   Nuclear - Operation Supervision & Eng                 6         -          6    -      -      -         6         -        6
524   Nuclear - Miscellaneous Operation Expenses          100         -        100    -      -      -       100         -       100
528   Nuclear - Maintenance Supervision & Eng               4         -          4    -      -      -         4         -         4
539   Hydro Operation - Miscellaneous Expenses             58         -         58    -      -      -        58         -        58
541   Hydro Maintenance - Supervision & Eng                 1         -          1    -      -      -         1         -         1
544   Hydro Maintenance - Electric plant                    2         -          2    -      -      -         2         -         2
549   Other Power - Operation - Misc                      109         -        109    -      -      -       109         -       109
556   Other Power Supply Expenses - System Control      2,027         -      2,027    -      -      -     2,027         -     2,027
557   Other Power Supply Expenses - Other               3,055       116      3,171    -      -      -     3,055       116     3,171
560   Transmission Operation - Supervision & Eng          111         2        113    -      -      -       111         2       113
561   Transmission Operation - Load Dispatch            4,247         2      4,249    -      -      -     4,247         2     4,249
566   Transmission Operation - Misc. Expenses              23         -         23    -      -      -        23         -        23
568   Transmission Maintenance - Supv. & Eng              691         1        692    -      -      -       691         1       692
580   Distribution Operation - Supervision & Eng        1,188       119      1,307    -      -      -     1,188       119     1,307
582   Distribution Operation - Station Expenses            32         -         32    -      -      -        32         -        32
583   Distribution Operation - Overhead Line              516         1        517    -      -      -       516         1       517
584   Distribution Operation - Underground Lines           39         -         39    -      -      -        39         -        39
585   Distribution Operation - Street Lighting              3         -          3    -      -      -         3         -         3
586   Distribution Operation - Meter Expenses           1,075         9      1,084    -      -      -     1,075         9     1,084
587   Distribution Operation - Installation Expense       126         1        127    -      -      -       126         1       127
588   Distribution Operation - Misc                     2,869       220      3,089    -      -      -     2,869       220     3,089
590   Distribution Maintenance - Supv. & Eng            2,926        93      3,019    -      -      -     2,926        93     3,019
592   Distribution Maintenance - Station Equipment         21         -         21    -      -      -        21         -        21
593   Distribution Maintenance - Overhead Lines         1,241        16      1,257    -      -      -     1,241        16     1,257
594   Distribution Maintenance - Underground Lines          3         -          3    -      -      -         3         -         3
596   Distribution Maintenance - Street Lighting            3         -          3    -      -      -         3         -         3
597   Distribution Maintenance - Meters                   245         -        245    -      -      -       245         -       245
598   Distribution Maintenance - Misc                      11         -         11    -      -      -        11         -        11
                                                       -----------------------------------------------------------------------------
                                           Subtotal    20,732       580     21,312    -      -      -    20,732       580    21,312

                                     19 - A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

 Schedule XVI - Analysis of Charges for Service Associate and Nonassociate Companies

                                 (In Thousands)

Instruction:
Total cost of service will equal for  associate and  nonassociate  companies the total amount billed under their separate analysis of billing schedules.
------------------------------------------------------------------------------------------------------------------------------------
                                                  Associate Company Charges  Nonassociate Company Charges  Total Charges for Service
                                                ------------------------------------------------------------------------------------
                                                        Direct    Indirect          Direct Indirect        Direct   Indirect
Account       Description of Items                      Cost       Cost      Total   Cost   Cost   Total    Cost      Cost    Total
------------------------------------------------------------------------------------------------------------------------------------
814   Underground Storage Operation - Supv. & Eng         44         -         44    -      -      -         44        -         44
830   Underground Storage Expense Maintenance             44         -         44    -      -      -         44        -         44
850   Transmission Expense - Supv. & Eng                  69         -         69    -      -      -         69        -         69
851   Transmission Exp. - System Cntrol/Load Disp.        56         -         56    -      -      -         56        -         56
857   Transmission Expense - Regulating Stations         492         -        492    -      -      -        492        -        492
859   Transmission Expense - Other                       263         -        263    -      -      -        263        -        263
861   Transmission Expense Maintenance - Supv.            66         -         66    -      -      -         66        -         66
870   Distribution Operation - Supervision & Eng         565         -        565    -      -      -        565        -        565
879   Distribution Operation - Installation Expense       19         -         19    -      -      -         19        -         19
880   Distribution Operation - Other                     989         8        997    -      -      -        989        8        997
885   Distribution Maintenance - Supv. & Eng               3         -          3    -      -      -          3        -          3
893   Distribution Maintenance - Meters                  453         -        453    -      -      -        453        -        453
403   Depreciation Expense                               318       539        857    -      -      -        318      539        857
404   Amortization Expense                            15,487         -     15,487    -      -      -     15,487        -     15,487
408   Taxes - Non Utility Income                           -       525        525    -      -      -          -      525        525
409   Taxes - Utility Income - Current                     -    (1,536)    (1,536)   -      -      -          -   (1,536)    (1,536)
410   Provisions for Deferred Income Taxes                 -    14,540     14,540    -      -      -          -   14,540     14,540
411   Deferred Income Taxes                                -   (12,448)   (12,448)   -      -      -          -  (12,448)   (12,448)
419   Interest & Dividend Income                           -   (29,076)   (29,076)   -      -      -          -  (29,076)   (29,076)
421   Gains/Losses from Property Dispositions             67         -         67    -      -      -         67        -         67
426.1 Donations                                            6         -          6    -      -      -          6        -          6
426.4 Expenditures for certain civic and political
        activites                                      1,850       563      2,413    -      -      -      1,850      563      2,413
426.5 Other Deductions                                 1,453        47      1,500    -      -      -      1,453       47      1,500
431   Other Interest Expense                               -    32,704     32,704    -      -      -          -   32,704     32,704
                                                   ---------------------------------------------------------------------------------
                                   TOTAL EXPENSES    270,117    42,502    312,619    -      -      -    270,117   42,502    312,619
                                                   ---------------------------------------------------------------------------------
         Compensation for use of Equity Capital
                                                   ---------------------------------------------------------------------------------
430      Interest on Debt to Associate Companies          -         -          -     -      -      -         -        -         -
                                                   ---------------------------------------------------------------------------------
                           TOTAL COST OF SERVICE   $270,117   $42,505   $312,619    $0     $0     $0    $270,117  $42,502  $312,619
                                                   =================================================================================

                                      19-B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2002

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                                 (In Thousands)

     Instruction:
     Indicate each department or service function. (See Instruction 01-3 General
     Structure of Accounting System: Uniform System of Accounts).
------------------------------------------------------------------------------------------------------------------------------------
                                                                    DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-A)
                                                           -------------------------------------------------------------------------
    Account                                                Total    Corporate   Controller's Division  Distribution Energy Delivery
    Number           Description of Items                  Amount    Comm.                   Support   Services      Tech Serv
------------------------------------------------------------------------------------------------------------------------------------
     920   Salaries and Wages                              $76,576      $1,157     $5,449     $4,465       $423       $4,619
     921   Office Supplies and Expenses                     21,523         280        332        318          9        515
     922   Administrative Expense Transferred -
           Credit                                           (1,192)          -          -          -          -          -
     923   Outside Services Employed                        66,608         105        152        750          1          3
     924   Property Insurance                                    1           -          -          -          -          -
     925   Injuries and Damages                              1,392           -          -        165          1          -
     926   Employee Pensions and Benefits                   54,752         345          -          -          -          -
     928   Regulatory Commission Expense                     1,183           5         78         25          7         30
     930.1 General Advertising Expenses                        659         647          1          1          -          2
     930.2 Miscellaneous General Expenses                    5,082       2,430         31         46         10         63
     931   Rents                                            19,197         393      1,025      1,586        310      4,396
     935   General Plant Maintenance                         2,015          68         21         34          6         45
     901   Customer Accounts - Supervision                     380           3          7         83          2         15
     902   Customer Accounts - Meter Reading                 1,274           9         23         83         62         50
     903   Customer Accounts - Customer Records              8,773          62        162      4,354         54        346
     905   Customer Accounts - Miscellaneous                   223           1          4         25          1          8
     908   Customer/Information Expense - Assistance           270           2          5        124          2         11
     909   Customer/Information Expense - Informational        479         316          4         80          1          8
     910   Customer/Information Expense - Miscellaneous        126           1          2         72          1          5
     912   Demonstration & Selling Expenses                  2,380         784         39        659         15         84
     916   Miscellaneous Sales Expense                          22           -          -         12          -          -
     500   Operation Supervision & Engineering (Eng)             6           -          -          -          -          -
     506   Steam - Miscellaneous Expenses                    1,233           9         23         35          7         48
     510   Steam - Maintenance Supervision & Eng               235           3          5          7          2        167
     517   Nuclear - Operation Supervision & Eng                 6           -          -          -          -          -
     524   Nuclear - Miscellaneous Operation Expenses          100          16         12          3          1          4
     528   Nuclear - Maintenance Supervision & Eng               4           -          -          -          -          -
     539   Hydro Operation - Miscellaneous Expenses             58           -          2          2          -          2
     541   Hydro Maintenance - Supervision & Eng                 1           -          -          -          -          1
     544   Hydro Maintenance - Electric plant                    2           -          -          -          -          2
     549   Other Power - Operation - Misc.                     109           1          2          3          1          4
     556   Other Power Supply Expenses - System Control      2,027          15         38         59         12      1,460
     557   Other Power Supply Expenses - Other               3,171          70         35         53         10      1,542
     560   Transmission Operation - Supervision & Eng          113           1          2          7         49         16
     561   Transmission Operation - Load Dispatch            4,249          28         72        111         22      3,206
     566   Transmission Operation - Misc. Expenses              23           -          -          -          -         23
     568   Transmission Maintenance - Supv. & Eng              692           5         13         22         34        389
     580   Distribution Operation - Supervision & Eng        1,307           9         24        111        395         69

                                                           -------------------------------------------------------------------------
                                                Subtotal  $275,059      $6,765     $7,563    $13,295     $1,438    $17,133


---------------------------------------------------------------------------------------------------------------------
                                                            DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-B)
                                                      ---------------------------------------------------------------
   Account                                             Environmental  Executive Amounts Charged         Corporate
   Number     Description of Items                    Safety & Health             to Capital   Finance  Planning
                                                      ---------------------------------------------------------------
     920   Salaries and Wages                               $1,107     $12,957         $0     $2,588     $2,067
     921   Office Supplies and Expenses                        172           4          -        289        484
     922   Administrative Expense Transferred - Credit           -           -          -          -          -
     923   Outside Services Employed                           411           -     39,325        975        163
     924   Property Insurance                                    -           -          -          -          -
     925   Injuries and Damages                               (312)         13          -          -          -
     926   Employee Pensions and Benefits                        -         229          -          -          -
     928   Regulatory Commission Expense                         5         126          -          6        292
     930.1 General Advertising Expenses                          -           1          -          -          -
     930.2 Miscellaneous General Expenses                       10         352          -         14          9
     931   Rents                                               346         978          -        441        298
     935   General Plant Maintenance                            34         105          -          9          6
     901   Customer Accounts - Supervision                       2         200          -          3          2
     902   Customer Accounts - Meter Reading                     8          62          -        126          7
     903   Customer Accounts - Customer Records                 55         594          -         73         48
     905   Customer Accounts - Miscellaneous                     1          34          -        113          1
     908   Customer/Information Expense - Assistance             2          75          -          2          2
     909   Customer/Information Expense - Informational          1          26          -          8          1
     910   Customer/Information Expense - Miscellaneous          1          21          -          1          1
     912   Demonstration & Selling Expenses                     13         293          -         17         33
     916   Miscellaneous Sales Expense                           -           -          -          -          -
     500   Operation Supervision & Engineering (Eng)             -           6          -          -          -
     506   Steam - Miscellaneous Expenses                      789          37          -         10          7
     510   Steam - Maintenance Supervision & Eng                 1           7          -          2          1
     517   Nuclear - Operation Supervision & Eng                 -           -          -          -          -
     524   Nuclear - Miscellaneous Operation Expenses           22           5          -         20          1
     528   Nuclear - Maintenance Supervision & Eng               -           4          -          -          -
     539   Hydro Operation - Miscellaneous Expenses             43           1          -          -          -
     541   Hydro Maintenance - Supervision & Eng                 -           -          -          -          -
     544   Hydro Maintenance - Electric plant                    -           2          -          -          -
     549   Other Power - Operation - Misc.                      61           3          -          1          1
     556   Other Power Supply Expenses - System Cont            13          57          -         17         11
     557   Other Power Supply Expenses - Other                  12          39          -         16         10
     560   Transmission Operation - Supervision & Eng            1          17          -          1          1
     561   Transmission Operation - Load Dispatch               24          89          -         31         21
     566   Transmission Operation - Misc. Expenses               -           -          -          -          -
     568   Transmission Maintenance - Supv. & Eng                4         101          -          6          4
     580   Distribution Operation - Supervision & Eng            8         393          -         10          7
                                                            ---------------------------------------------------
                                         Subtotal           $2,834     $16,829    $39,325     $4,779     $3,478

                                 20 of 29 pages

                      For the Year Ended December 31, 2002

 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                 (In Thousands)

          Instruction:
          Indicate each department or service  function.  (See  Instruction 01-3
          General Structure of Accounting System: Uniform System of Accounts).
------------------------------------------------------------------------------------------------------------------------------------
                                                                    DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-B)
                                                           -------------------------------------------------------------------------
    Account                                                 Total    Corporate  Controller's Division Distribution Energy Delivery
    Number           Description of Items                  Amount    Comm.                    Support    Services   Tech Serv
------------------------------------------------------------------------------------------------------------------------------------
    582   Distribution Operation - Station Expenses             32         $0        $1        $1         $4          $1
    583   Distribution Operation - Overhead Line               517          2         4         6        420           9
    584   Distribution Operation - Underground Lines            39          -         1         1          -           2
    585   Distribution Operation - Street Lighting               3          -         -         1          2           -
    586   Distribution Operation - Meter Expenses            1,084          7        19        30         12          41
    587   Distribution Operation - Installation Expense        127          1         2        18          3           5
    588   Distribution Operation - Misc.                     3,089         24        50     1,043        443         158
    590   Distribution Maintenance - Supv. & Eng             3,019         22        56       228        639         786
    592   Distribution Maintenance - Station Equipment          21          -         -         2          -           3
    593   Distribution Maintenance - Overhead Lines          1,257          8        22        34        459          47
    594   Distribution Maintenance - Underground Lines           3          -         -         -          3           -
    596   Distribution Maintenance - Street Lighting             3          -         -         -          3           -
    597   Distribution Maintenance - Meters                    245          1         3         4          1           6
    598   Distribution Maintenance - Misc                       11          -         -         -          6           -
    814   Underground Storage Operation - Supv. & Eng           44          -         2         1          -           2
    830   Underground Storage Expense Maintenance               44          -         2         1          -           2
    850   Transmission Expense - Supv. & Eng                    69          -         2         2          -           3
    851   Trans. Exp.-System Cntrl/Load Disp.                   56          -         -         -          -           -
    857   Transmission Expense - Regulating Stations           492          3         9        14          3          19
    859   Transmission Expense - Other                         263          2         5         7          1          11
    861   Transmission Expense Maintenance - Supv.              66          -         -         -          -           -
    870   Distribution Operation - Supervision & Eng           565          4        10        16          6          22
    879   Distribution Operation - Installation Expense         19          -         -         6          -           2
    880   Distribution Operation - Other                       997          3         9        23         19          16
    885   Distribution Maintenance - Supv. & Eng                 3          -         -         -          1           -
    893   Distribution Maintenance - Meters                    453          3         8        13          2          17
    403   Depreciation Expense                                 857          -         -         -          -           -
    404   Amortization Expense                              15,487          -         -         -          -           -
    408   Taxes - Non Utility                                  525          -         -         -          -           -
    409   Taxes - Utility                                   (1,536)         -         -         -          -           -
    410   Provisions for Deferred Income Taxes              14,540          -         -         -          -           -
    418   Non-Operating Rental Income                      (12,448)         -         -         -          -           -
    419   Interest & Dividend Income                       (29,076)         -         -         -          -           -
    421   Gains/Losses from Property Dispositions               67          -         2         2          -           2
    426.1 Donations                                              6          6         -         -          -           -
    426.4 Expenditures for Certain Civic and Political
          activities                                         2,413      1,931        22        27          5          37
    426.5   Other Deductions                                 1,500      1,321        21        14          3          17
    431   Other Interest Expense                            32,704          -         -         -          -           -
                                                      ------------------------------------------------------------------
                                      TOTAL EXPENSES      $312,619    $10,103    $7,813   $14,789     $3,473     $18,341
                                                      ==================================================================
---------------------------------------------------------------------------------------------------------------------
                                                             DEPARTMENT OR SERVICE FUNCTION (cont. on page 20-C)
                                                      ---------------------------------------------------------------
 Account                                               Environmental  Executive Amounts Charged         Corporate
 Number              Description of Items             Safety & Health             to Capital   Finance  Planning
 --------------------------------------------------------------------------------------------------------------------
   582   Distribution Operation - Station Expenses         $0            $2            $0            $0       $0
   583   Distribution Operation - Overhead Line             1             4             -             2        1
   584   Distribution Operation - Underground Lines         -             1             -             -        -
   585   Distribution Operation - Street Lighting           -             -             -             -        -
   586   Distribution Operation - Meter Expenses            7            18             -             8        6
   587   Distribution Operation - Installation Expense      1            27             -             1        1
   588   Distribution Operation - Misc.                    13           116             -            25       18
   590   Distribution Maintenance - Supv. & Eng            19           475             -            24       16
   592   Distribution Maintenance - Station Equipment       -            15             -             -        -
   593   Distribution Maintenance - Overhead Lines          7           119             -             9        6
   594   Distribution Maintenance - Underground Lines       -             -             -             -        -
   596   Distribution Maintenance - Street Lighting         -             -             -             -        -
   597   Distribution Maintenance - Meters                  1             3             -             1        1
   598   Distribution Maintenance - Misc                    -             -             -             -        -
   814   Underground Storage Operation - Supv. & Eng        -             4             -             -        -
   830   Underground Storage Expense Maintenance            -             4             -             -        -
   850   Transmission Expense - Supv. & Eng                 -            10             -             1        -
   851   Trans. Exp.-System Cntrl/Load Disp.                -             -             -             -        -
   857   Transmission Expense - Regulating Stations         3             9             -             4        3
   859   Transmission Expense - Other                       2             4             -             2        1
   861   Transmission Expense Maintenance - Supv.           -             -             -             -        -
   870   Distribution Operation - Supervision & Eng         4           103             -             4        3
   879   Distribution Operation - Installation Expense      -            10             -             -        -
   880   Distribution Operation - Other                     3            11             -             9        3
   885   Distribution Maintenance - Supv. & Eng             -             1             -             -        -
   893   Distribution Maintenance - Meters                  3            14             -             4        2
   403   Depreciation Expense                               -             -             -             -        -
   404   Amortization Expense                               -             -             -             -        -
   408   Taxes - Non Utility                                -             -             -             -        -
   409   Taxes - Utility                                    -             -             -             -        -
   410   Provisions for Deferred Income Taxes               -             -             -             -        -
   418   Non-Operating Rental Income                        -             -             -             -        -
   419   Interest & Dividend Income                         -             -             -             -        -
   421   Gains/Losses from Property Dispositions            -             2             -             -        -
   426.1 Donations                                          -             -             -             -        -
   426.4 Expenditures for Certain Civic and
          Political Activities                              6           102             -            22        5
   426.5 Other Deductions                                   3            40             -             3        2
   431   Other Interest Expense                             -         2,947             -             -        -
                                                     ------------------------------------------------------------
                                    TOTAL EXPENSES     $2,907       $20,870       $39,325        $4,898   $3,546
                                                     ============================================================


                                      20-A

                                                           ANNUAL REPORT OF AMEREN SERVICES COMPANY
                                                             For the Year Ended December 31, 2002

                                      Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                                                                        (In Thousands)

---------------------------------------------------------------------------------------------------------------------
          -----------------------------------------------------------------------------------------------------------
 Account   General  Gas        Human    Industrial Information               Power   Regional   Supply
 Number    Counsel  Support  Resources  Relations  Technologies   Overheads  Plant              Service  Treasurer's
---------------------------------------------------------------------------------------------------------------------
    920    $2,888    $1,595    $4,360      $669     $24,605        $186       $3       $17      $3,906      $2,893
    921       394       120     1,836        85      14,778         115       30         -         142       1,473
    922         -         -         -         -           -      (1,192)       -         -           -           -
    923     1,276        18     5,629        85      17,305         (40)       -         6          14         253
    924         -         -         -         -           -           -        -         -           -           1
    925     1,368         -         2         -          23           -        -         -           1          22
    926         -         -    54,142         -           -           -        -         -          36           -
    928       457        25        14         1          78           -        -         -          18          13
    930.1       -         1         1         -           3           -        -         -           1           1
    930.2     969        30       116         3         121           -        -         -          39         831
    931       429     1,291       978       107       4,139           -        -         -       1,276         918
    935         9        22        20         2         845          29        -         -         732          22
    901         3         7         7         1          28           -        -         -           9           6
    902        10       764        26         2          94        (112)       -         -          29          21
    903        68       198       190        17         646           -        -         -         202       1,659
    905         2         4         4         -          16           -        -         -           5           3
    908         2         5         5         1          20           -        -         -           6           5
    909         2         4         4         -          15           -        -         -           5           3
    910         1         2         2         -          11           -        -         -           3           2
    912        16        49        37         4         167           -        2         -          48          35
    916         -         -         -         -          10           -        -         -           -           -
    500         -         -         -         -           -           -        -         -           -           -
    506        10        23        22         2         154           -        2         -          28          20
    510         2         4         4         -          18           -        -         -           6           5
    517         -         -         -         -           -           -        -         -           6           -
    524         1         2         2         -           7           -        -         -           2           2
    528         -         -         -         -           -           -        -         -           -           -
    539         -         1         1         -           4           -        -         -           1           1
    541         -         -         -         -           -           -        -         -           -           -
    544         -         -         -         -           -           -        -         -           -           -
    549         1         2         2         -          22           -        -         -           3           2
    556        16        39        37         4         157           -        -         -          48          34
    557        14        35        33         4       1,214           -        -         -          43          31
    560         1         2         2         -           8           -        -         -           3           2
    561        30        73        69         8         290           -        -         -          90          64
    566         -         -         -         -           -           -        -         -           -           -
    568         5        13        12         1          52           -        -         -          16          12
    580        10        42        23         2         109           -        -         -          29          21
          --------------------------------------------------------------------------------------------------------
 subtotal  $7,984    $4,371   $67,580      $998     $64,939     ($1,014)     $37       $23      $6,747      $8,355

--------------------------------------------------------------------------------
              ------------------------------------------------------------------
  Account     Ameren         Risk        Strategic     Energy Delivery
  Number      Energy Fuels   Management  Development   Controller
--------------------------------------------------------------------------------
    920           $0        $262          $227          $133
    921          134          12             1             -
    922            -           -             -             -
    923            -         177             -             -
    924            -           -             -             -
    925            -           -           109             -
    926            -           -             -             -
    928            -           -             2             1
    930.1          -           -             -             -
    930.2          -           1             5             2
    931            -          36           167            83
    935            -           1             3             2
    901            -           -             1             1
    902            -           1             7             2
    903            -           6            26            13
    905            -           -             1             -
    908            -           -             1             -
    909            -           -             1             -
    910            -           -             -             -
    912            -           1            81             3
    916            -           -             -             -
    500            -           -             -             -
    506            -           1             4             2
    510            -           -             1             -
    517            -           -             -             -
    524            -           -             -             -
    528            -           -             -             -
    539            -           -             -             -
    541            -           -             -             -
    544            -           -             -             -
    549            -           -             -             -
    556            -           1             6             3
    557            -           1             6             3
    560            -           -             -             -
    561            -           3            12             6
    566            -           -             -             -
    568            -           -             2             1
    580            -           1            23            21
            ------------------------------------------------
   subtotal     $134        $504          $686          $276


                                     20 - B


                                                      ANNUAL REPORT OF AMEREN SERVICES COMPANY
                                                        For the Year Ended December 31, 2002

                                 Schedule XVII - Schedule of Expense Distribution by Department or Service Function

                                                                   (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------

            ------------------------------------------------------------------------------------------------------------------------
  Account   General   Gas    Human    Industrial Information            Power  Regional Supply               Ameren      Risk
  Number    Counsel  SupportResources Relations  Technologies Overheads Plant           Service  Treasurer's Energy Fuel Management
------------------------------------------------------------------------------------------------------------------------------------
    582        $0     $18       $1      $0         $2         $0       $0      $0       $1          $1         $0        $0
    583         2      35        4       -         16          -        -       -        5           4          -         1
    584         -      28        1       -          3          -        -       -        1           1          -         -
    585         -       -        -       -          -          -        -       -        -           -          -         -
    586         8     760       40       2         77          -        -       -       24          17          -         1
    587         1      50        2       -         10          -        -       -        3           2          -         -
    588        17     474       51       4        253          -        1       -       67          35          -         1
    590        24      81       54       6        226          -        -       -       70          50          -         2
    592         -       -        -       -          1          -        -       -        -           -          -         -
    593         9     359       21       2        100          -        -       -       27          20          -         1
    594         -       -        -       -          -          -        -       -        -           -          -         -
    596         -       -        -       -          -          -        -       -        -           -          -         -
    597         1     204        3       -         11          -        -       -        3           2          -         -
    598         -       -        -       -          2          -        -       -        -           -          -         -
    814         -      29        1       -          3          -        -       -        1           1          -         -
    830         -      29        1       -          3          -        -       -        1           1          -         -
    850         1      41        1       -          5          -        -       -        2           1          -         -
    851         -      56        -       -          -          -        -       -        -           -          -         -
    857         4     354        9       1         36          -        -       -       11           8          -         -
    859         2     192        4       -         19          -        -       -        6           4          -         -
    861         -      66        -       -          -          -        -       -        -           -          -         -
    870         4     310       10       1         42          -        -       -       13           9          -         -
    879         -       -        -       -          1          -        -       -        -           -          -         -
    880         3     778        8       1         73          -        -       -       10           7          -         -
    885         -       -        -       -          -          -        -       -        1           -          -         -
    893         3     323        8       1         33          -        -       -       10           7          -         -
    403         -       -        -       -          -        857        -       -        -           -          -         -
    404         -       -        -       -          -     15,487        -       -        -           -          -         -
    408         -       -        -       -          -        525        -       -        -           -          -         -
    409         -       -        -       -          -     (1,536)       -       -        -           -          -         -
    410         -       -        -       -          -     14,539        -       -        1           -          -         -
    418         -       -        -       -          -    (12,448)       -       -        -           -          -         -
    419         -       -        -       -          -    (29,076)       -       -        -           -          -         -
    421         7       2        1       -          4          -        -       -       43           2          -         -
    426.1       -       -        -       -          -          -        -       -        -           -          -         -
    426.4      91      18       17       2         75          -        -       -       32          16          -         1
    426.5       4       8        8       2         35          -        -       -       10           7          -         -
    431         -       -        -       -          -     29,675        -       -        -          82          -         -
            ------------------------------------------------------------------------------------------------------------------------
    TOTAL   $8,165 $8,586  $67,825  $1,020    $65,969    $17,009      $38     $23   $7,089      $8,632       $134      $511
            ========================================================================================================================




------------------------------------
         ---------------------------
Account  Strategic   Energy Delivery
Number   Development  Controller
------------------------------------
582           $0          $0
583            1           -
584            -           -
585            -           -
586            5           2
587            -           -
588          104         192
590           99         142
592            -           -
593            4           3
594            -           -
596            -           -
597            -           -
598            3           -
814            -           -
830            -           -
850            -           -
851            -           -
857            1           1
859            1           -
861            -           -
870            3           1
879            -           -
880           10          11
885            -           -
893            1           1
403            -           -
404            -           -
408            -           -
409            -           -
410            -           -
418            -           -
419            -           -
421            -           -
426.1          -           -
426.4          3           1
426.5          1           1
431            -           -
------------------------------------
TOTAL       $922        $631
====================================


                                      20-C

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Departmental Analysis of Salaries - Account 920

                                 (In Thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                               Departmental Salary Expense
                                              ----------------------------------------------------------------
                                                               Included in Amounts Billed to
           Name of Department                 ----------------------------------------------------------------   Number of
         Indicate each department                  Total           Parent           Other            Non         Personnel
             or service function                   Amount          Company       Associates       Associates     End of Year
----------------------------------------------------------------------------------------------------------------------------
Corporate Communications                           $1,157                          $1,157                          33
Corporate Planning                                 $2,067                           2,067                          25
Controller's                                        5,449                           5,449                          86
Energy Delivery Controller                            133                             133                           7
Division Support                                    4,465                           4,465                         133
Distribution Services                                 423                             423                          26
Energy Delivery Tech Serv.                          4,619                           4,619                         183
Environmental, Safety and Health                    1,107                           1,107                          29
Executive                                          12,957                          12,957                          82
Finance                                             2,588                           2,588                          37
Gas Support                                         1,595                           1,595                          87
General Counsel                                     2,888                           2,888                          36
Human Resources                                     4,360                           4,360                          82
Industrial Relations                                  669                             669                           9
Information Technology                             24,605                          24,605                         342
Supply Service                                      3,906                           3,906                         107
Treasurer's                                         2,893                           2,893                          77
Risk Management                                       262                             262                           3
Strategic Development                                 227                             227                          14
Other                                                 206                             206                           0
                                              ------------------------------------------------------------------------------
                                                  $76,576          $0             $76,576             $0        1,398
                                              ==============================================================================

                                 21 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2002

                     Outside Services Employed - Account 923
                                 (In Thousands)

Instructions:
Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included  within one  subaccount  is less than
$25,000,  only the  aggregate  number and amount of all such  payments  included within  the  subaccount  need be  shown.  Provide  a  subtotal  for each type of service.
--------------------------------------------------------------------------------
                                                          Relationship
                                                         "A" - Associate
                                                         "NA" - Non
     From Whom Purchased               Address           Associate       Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE
Accountemps                                                  NA             $49
American Appraisal                                           NA              39
Arthur Andersen LLP                                          NA              63
Availability Inc.                                            NA             110
Black & Veatch                                               NA             159
Caminus                                                      NA             172
Century Business Services                                    NA              44
Clifton Gunderson                                            NA              31
Corporate Claims Management                                  NA           1,008
D H Tax Solutions                                            NA             132
Edison Electric                                              NA             209
Great West Life & Annuity                                    NA           1,972
Healthlink Inc.                                              NA              52
Hewitt Associates                                            NA           1,884
Human Resource Management                                    NA              64
Iron Mountain                                                NA              57
Jackson Kelly PLLC                                           NA              76
Jene L Robinson                                              NA              44
Jerry T Roberts CCP                                          NA              40
Julie Stumpe                                                 NA              31
Kforce Inc.                                                  NA              53
Korn Ferry International                                     NA             118
Mellon Bank                                                  NA             473
Mercer Human Resources                                       NA              35
Merrill Lynch Asset                                          NA              89
Merrill Lynch Pierce                                         NA              71
Mpower.com Inc                                               NA              66
Officeteam                                                   NA              40
PricewaterhouseCoopers LLP                                   NA             362
RBG Staffing LLC                                             NA              88
RER Inc                                                      NA              39
Rodgers Townsend LC                                          NA             105
Rubin Brown Gornstein                                        NA              26
Spherion Corporation                                         NA              49
Towers Perrin                                                NA             169
Union Planters Bank                                          NA             569
Other (138)                                                  NA             546
                                                                         -------
                                                  Total                   9,134
                                                                         -------

OUTSIDE SERVICE - Legal
Armstrong Teasdale                                           NA              31
D H Tax Solutions                                            NA              33
Milbank Tweed Hadley                                         NA             111
Other (4)                                                    NA             (27)
                                                                         -------
                                                  Total                     148
                                                                         -------
OUTSIDE SERVICE - (affiliate provided)
Other (1)                                                    NA          39,325
                                                                         -------

                                                  Total                  39,325
                                                                         -------
                                 22 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

               Outside Services Employed - Account 923 (continued)

                                 (In Thousands)

--------------------------------------------------------------------------------
                                                          Relationship
                                                         "A" - Associate
                                                         "NA" - Non
     From Whom Purchased               Address           Associate       Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software
Accenture                                                    NA           5,380
Actuate Corporation                                          NA              91
Advecta                                                      NA             129
American Management System                                   NA              32
AND Technologies, Inc.                                       NA              66
Andersen Consulting                                          NA             493
Aurora Systems Group                                         NA              99
BMC Software Inc                                             NA             137
Binary System Builders                                       NA             118
Computer Associates                                          NA             399
Comsys                                                       NA              99
Datalink                                                     NA              35
Daugherty Systems                                            NA              80
DBA Direct Inc                                               NA              43
Diversified Services                                         NA              19
Docucorp International                                       NA             134
EDS Corporation                                              NA             220
EMC Corporation                                              NA              45
ESG Technologies                                             NA              54
Energy Solutions PLU                                         NA           2,391
Ernst & Young LLP                                            NA             326
F Y Inc.                                                     NA              36
Forsythe Solutions Group                                     NA             110
Four Star Associates                                         NA              30
Fujitsu Technology                                           NA              94
Gartner Group Inc.                                           NA             145
Getronics Order Services                                     NA             227
Guaranteed Computer                                          NA              31
Guffey & Associates                                          NA             156
Hewlett-Packard Co                                           NA              40
Horizons Consulting                                          NA              72
Indusa Technical Corp                                        NA             184
International Business                                       NA             188
KPMG Consulting                                              NA             134
Kendall Placement Group                                      NA              56
Levi Ray & Shoup Inc                                         NA             154
Maryville Data Systems                                       NA              78
Maryville Technologies                                       NA             105
Maverick Technologies                                        NA             916
Microsoft Corporation                                        NA              46
MODIS                                                        NA              86
Nextgen Information                                          NA             168
Oracle Corporation                                           NA              48
Quantec Inc.                                                 NA             144
RHI Consulting                                               NA              43
Riptech Inc                                                  NA              73
Ron Cook & Associates                                        NA              35
Rose International                                           NA             140
Secure Data Solutions                                        NA              89
Solution Consultants                                         NA           1,111
                                                                         -------
    subtotal                                                             15,129

                                      22-A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

               Outside Services Employed - Account 923 (continued)

                                 (In Thousands)

--------------------------------------------------------------------------------
                                                          Relationship
                                                         "A" - Associate
                                                         "NA" - Non
     From Whom Purchased               Address           Associate       Amount
--------------------------------------------------------------------------------
OUTSIDE SERVICE - Software (cont'd)
Spherion Corporation                                         NA             266
Staffing Partners Inc                                        NA             135
Sungard Recovery Services                                    NA             288
Sybase Inc                                                   NA             502
Symantec                                                     NA             125
System Services Enterprise                                   NA              34
Technology Partners                                          NA             122
Troutman Sanders                                             NA             238
Utilities International                                      NA             596
Vector                                                       NA              42
Virtual Communications                                       NA             143
4 Serv                                                       NA             197
Other (45)                                                   NA             184
                                                                        -------
  Subtotal                                                                2,872

                                                         Total           18,001
                                                                        -------
                                                         TOTAL          $66,608
                                                                        ========

                                     22-B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Employee Pensions and Benefits - Account 926

                                 (In Thousands)

Instructions:
Provide a listing of each  pension  plan and  benefit  program  provided  by the service company. Such listing should be limited to $25,000.
------------------------------------------------------------------------------
            Description                                                Amount
------------------------------------------------------------------------------
Employee Meetings/Functions/Awards                                        500
Savings Investment Plan                                                14,083
Post Retirement Benefits Other than Pension                            16,654
Group Life Insurance                                                      746
Employee Retirement and Insurance Expenses                              1,122
Medical Insurance                                                      51,030
Accidental Death & Dismemberment Insurance                                175
Dental Insurance                                                        3,699
Pension Plans                                                           4,164
Transfer to Construction from Acct. 926                               (37,421)
                                                                 -------------

                                                           TOTAL      $54,752
                                                                 =============

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  General Advertising Expenses - Account 930.1

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 930.1,  "General Advertising
Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------
            Description                 Name of Payee Amount           Amount
------------------------------------------------------------------------------
Advertising in Newspapers,
 periodicals, billboards, radio,
 etc.                                Advertisers Printing                 $11
                                     Bishop Dubourg                         6
                                     Bland MO                               6
                                     Braymer Saddle Club                    4
                                     CUSD #3 Fulton County                  5
                                     CUSD #4 Crestwood                      5
                                     Cape Girardeau Public                 10
                                     City of Auxvasse                       6
                                     City of Chesterfield                   5
                                     City of Creve Coeur                    5
                                     City of Huntsville                     5
                                     Eagle Foundation Inc                   8
                                     Ellisville Athletic                    6
                                     Excelsior Springs                      5
                                     Gateway International                 60
                                     Hamilton CCSD #32                      4
                                     Hawk Point Athletic                   10
                                     Hutsonville Park District              7
                                     International Institute                4
                                     Lewis County Law Enforcement           6
                                     Missouri Black Expo                    5
                                     Missouri Valley Conference            19
                                     Monumental Finishers                  15
                                     New Testament Fellowship               4
                                     Nokomis High School                    4
                                     Northwest Athletic Association         6
                                     Our Lady of Lourdes                    9
                                     Pathways Community                     5
                                     Pride                                  6
                                     Queen of All Saints                    5
                                     Research International                31
                                     River City Rascals                     8
                                     Riverview Gardens                      4
                                     Rodgers Townsend                      32
                                     Southern Illinois                     10
                                     St David Athletic Association          6
                                     St Elizabeth Park                      5
                                     St Johns United Methodist              4
                                     St Louis Blues                       130
                                     St Louis County                        8
                                     St Nicholas Catholic                   6
                                     Village of Palestine                   5
                                     Watseka Warrior                       10
                                     West Central Illinois                  5
                                     West St Francois                       6
                                     Other                                133
                                                                 -------------
                                                  Total                  $659
                                                                 =============

                                 23 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                 Miscellaneous General Expenses - Account 930.2

                                 (In Thousands)

Instructions:
Provide a listing  of the  amount  included  in  Account  930.2,  "Miscellaneous
General Expenses," classifying such expenses according to their nature. Payments and expenses  permitted by Section  321(b)(2) of the Federal  Election  Campaign
Act,  as amended by Public  Law 94-283 in 1976 (2 U.S.C.  SS441(b)(2))  shall be separately classified.
--------------------------------------------------------------------------------
             Description                                           Amount
--------------------------------------------------------------------------------
Labor                                                              $1,111
Investor Relations                                                    607
Public Relations                                                    1,146
Stockholder Related Expenses                                          476
Board of Director Expenses                                            642
Corporate Membership                                                  937
Other Miscellaneous Expenses                                          163
                                                                  --------------
                                                          TOTAL    $5,082
                                                                  ==============

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                               Rents - Account 931

                                 (In Thousands)

Instructions.
Provide a listing of the amount  included in Account 931,  "Rents,"  classifying such  expenses  by major  groupings  of  property,  as  defined  in the  account definition of the Uniform System of Accounts.
--------------------------------------------------------------------------------
             Type of Property                                      Amount
--------------------------------------------------------------------------------
General office                                                     $19,135
Computer equipment                                                      62


                                                               -----------------
                                                      TOTAL        $19,197
                                                               =================

                                 24 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

               Taxes Other Than Income Taxes - Account 408

                                 (In Thousands)

Instructions:
Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.
--------------------------------------------------------------------------------
                  Kind of Tax                                           Amount
--------------------------------------------------------------------------------

Taxes Other Than U.S. Government Taxes
--------------------------------------

Corporate Franchise/Miscellaneous Taxes                                  $35
Ad Valorem Taxes                                                         163
                                                                   -------------

          Subtotal - Taxes Other Than U.S. Government Taxes              198

U.S. Government Taxes
---------------------

Payroll Taxes                                                           $327
                                                                   -------------

          Subtotal - U.S. Government Taxes                              327
                                                                   -------------

                                                                   -------------
                                                         TOTAL         $525
                                                                   =============

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                            Donations - Account 426.1

                                 (In Thousands)

Instructions:
Provide  a  listing  of the  amount  included  in  Account  426.1,  "Donations,"
classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.
----------------------------------------------------------------------------------------
   Name of Recipient                      Purpose of Donation                    Amount
----------------------------------------------------------------------------------------


 Rockwood School District          Center for Creative Learning (computers)       $6




                                                                                --------
                                                                  TOTAL           $6
                                                                                ========

                                 25 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                        Other Deductions - Account 426.5

                                 (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.5,  "Other  Deductions,"
classifying such expenses according to their nature.
--------------------------------------------------------------------------------
                     Description                                     Amount
--------------------------------------------------------------------------------
Other deductions                                                     $1,465
Miscellaneous                                                            35
                                                          ----------------------
                                                TOTAL                $1,500
                                                          ======================



                                 26 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                      For the Year Ended December 31, 2002

                  Schedule XVIII - Notes to Statement of Income

Instructions:
The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Notes to Financial Statements on pages 15 - B thru 15 - C






                                 27 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                               Organization Chart

                         See pages 29 - A through 29 - B




                              Methods of Allocation

                                 See page 29 - C



           Annual Statement of Compensation for Use of Capital Billed

                                    - None -





                                 28 of 29 pages

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2002
                               Organization Chart

Organization:

President
       Energy Delivery (ED) - Senior Vice President, Tom Voss
            ED - Customer Service - Vice President
                  ARES Business Center
                  Business Development
                  Customer Relations
                  Curriculum Development
                  Customer Accounts
                  System Meter
                  Technical Applications

            ED - Distribution Services - Vice President
                  Distribution Operating

            ED - Gas Operations Support - Vice President
                  Gas Operations Support
                  Gas Work Practices
                  Gas Training
                  Gas Control

            Strategic Projects - Manager

            ED - Controller

            ED - Technical Services - Vice President
                  System Relay Services
                  Substation and Transmission
                  Energy Supervisory Operations
                  Fleet Services
                  Electric Engineering
                  Transmission and Planning Services
                  Regulatory Development
                  Asset Management Facilities and Vegetation

       General Counsel and Secretary - Vice President
                  Legal
                  Assistant Secretary
                  Security
                  State Regulatory Policy

       Industrial Relations - Vice President



                                      29-A

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY
                      For the Year Ended December 31, 2002
                         Organization Chart (Continued)

       Senior Vice President, David Whiteley
                  Corporate Planning
                  Supply Services

       Senior Vice President, Paul Agathen
            Corporate Communications & Public Policy - Vice President
                  Community Relations
                  Economic Development
                  Government Relations
                  Corporate Communications

            Information Technology - Vice President
                  Enterprise Architecture & Design
                  Development
                  eBusiness Development
                  Operations Support
                  Planning & Support
                  Telecommunications

            Environmental Safety & Health - Vice President
                  Environmental Services
                  Safety & Health
                  Environmental Science

            Human Resources - Vice President
                  Total Rewards
                  Diversity
                  HR Operations
                  Organization Effectiveness

       Finance & Corporate Services - Senior Vice President, Warner Baxter
            Vice President and Controller
                  Accounting
                  Financial Communications
                  Systems/Special Projects/
                     Performance Management/Regulatory Accounting

            Vice President, Treasurer and Risk Management
                  Corporate Finance & Development
                  Financial Planning & Investments
                  Insurance
                  Treasury Technology Services
                  Risk Management
                  Credit

            Vice President & Tax Counsel
                  Excise Taxes
                  Ad Valorem Taxes
                  Tax Research and Planning
                  Tax Audit

            Internal Audit - Manager
                  Internal Audit

                                      29-B

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                              Methods of Allocation

Composite - Energy Sales, Customers and Employees
     Based on equal weighting of energy sales, average customers and number of employees.

Customers
     Based on a year-end count of electric and gas customers.

Sales
     Based on the year-end energy sales.

Employees
     Based on the number of full time employees monthly.

Labor
     Based on yearly Operation & Maintenance labor costs.

Total Capitalization
     Based on total operating company capitalization value at year-end.

Total Assets
     Based on total operating company assets at year-end.

Construction Expenditures
     Based on yearly construction expenditures by each operating company.

Peak Load
     Based on peak load at each operating center. Each operating power plant peak generation provides electric ratio. Gas ratio is derived from system peak at a transportation intake point for Ameren's system.

Generating Capacity
     Based on nameplate generating capacity at each power plant.

Gas Throughput
     Based on total gas usage including transportation customers at each Ameren operating gas system.

Current Tax Expense
     Based on yearly tax expenses for each operating company.

Vehicle Ratio
     Based on number of vehicles assigned to each operating company.

Accounting Transaction
     Based on number of corporation transactions in a particular accounting system.

Information Technology (IT)
     Based on number of IT related activities.

                                      29-C

                    ANNUAL REPORT OF AMEREN SERVICES COMPANY

                                Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                          Ameren Services Company
                            ----------------------------------------------------
                                         (Name of Reporting Company)


                         By:     /s/ Martin J.Lyons, Jr.
                            ----------------------------------------------------
                                         (Signature of Signing Officer)


                             Martin J. Lyons Jr., Vice President and Controller
                            ----------------------------------------------------
                               (Printed Name and Title of Signing Officer)

Date:  April 17, 2003
      ----------------



                                 29 of 29 pages